Filed pursuant to Rule 424(b)(3)
Registration No. 333-259975
PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated October 12, 2021)

24,142,065 Shares
CLASS A COMMON STOCK

This prospectus supplement further supplements and updates the prospectus dated October 12, 2021, as the same may be amended from time to time, referred to herein as the Prospectus, relating to the resale by certain selling shareholders referred to in the Prospectus of up to 24,142,065 shares of Qualtrics International Inc.’s Class A common stock. Such shares were issued and have been registered pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated July 29, 2021 to acquire Clarabridge, Inc.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or other supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
This prospectus supplement incorporates into the Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 3, 2021.
Qualtrics International Inc.’s Class A common stock trades on the Nasdaq Global Select Market under the symbol “XM.” On November 2, 2021, the last reported sale price of our Class A common stock was $47.24 per share.

Our business and an investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of the Prospectus and in the documents incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 3, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2021

QUALTRICS INTERNATIONAL INC.
(Exact name of registrant as specified in charter)

Delaware	001-39952	47-1754215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
333 West River Park Drive
Provo, Utah 84604
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (385) 203-4999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	XM	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointments and Changes in Duties of Officers
On November 2, 2021, the Board of Directors (the “Board”) of Qualtrics International Inc. (the “Company”) appointed De’Porres (DP) Brightful as President, Worldwide Field Operations of the Company, effective as of November 8, 2021.
DP Brightful, age 52, previously served in various roles at salesforce.com, inc., from April 2020 to November 2021, most recently serving as Global Chief Revenue Officer of Salesforce Health, the health and life sciences division of salesforce.com, inc. Prior to that, from December 2018 to February 2020, Mr. Brightful served as General Manager, U.S. Sales at International Business Machines Corporation (IBM). From November 1997 to November 2018, Mr. Brightful served in various senior leadership roles at Microsoft Corporation, most recently serving as Group Vice President of Sales. Mr. Brightful holds a B.B.A. from Loyola University Maryland.
There are no understandings or arrangements between Mr. Brightful and any other person in connection with his appointment. Mr. Brightful has no family relationship with any director or executive officer of the Company. Further, there are no transactions between Mr. Brightful and the Company that would be required to be reported under Item 404(a) of Regulation S-K. In connection with his appointment, Mr. Brightful will be eligible to participate in the Company’s Executive Change in Control Severance Plan and the Company will enter into its standard form of Indemnification Agreement with Mr. Brightful, incorporated by reference hereto as Exhibit 10.1.
On November 3, 2021, the Company issued a press release announcing the appointment of Mr. Brightful. A copy of this press release is furnished herewith as Exhibit 99.1 to this report on Form 8-K.
In connection with the appointment of Mr. Brightful, on November 2, 2021, the Board changed the duties and responsibilities associated with Bill McMurray’s role as Chief Revenue Officer, effective as of November 8, 2021. Mr. McMurray will continue to serve as Chief Revenue Officer and an executive officer of the Company.
In addition, on November 2, 2021, the Board appointed Brad Anderson, the Company’s current President, Products and Services, as an executive officer, effective as of November 8, 2021.
Brad Anderson, age 54, has served as President, Products and Services of the Company since January 2021. Prior to joining the Company, Mr. Anderson served in various roles at Microsoft Corporation, from May 2003 to January 2021, most recently serving as a Corporate Vice President. Mr. Anderson holds an MBA and a B.S. from Brigham Young University.
There are no understandings or arrangements between Mr. Anderson and any other person in connection with his appointment. Mr. Anderson has no family relationship with any director or executive officer of the Company. Further, there are no transactions between Mr. Anderson and the Company that would be required to be reported under Item 404(a) of Regulation S-K. In connection with his appointment, the Company will enter into its standard form of Indemnification Agreement with Mr. Anderson, incorporated by reference hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1*	Form of Director and Executive Officer Indemnification Agreement.
10.2**	Qualtrics International Inc. Executive Change in Control Severance Plan, adopted January 5, 2021.
99.1	Press Release, dated November 3, 2021.
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)
* Incorporated by reference to Exhibit 10.12 filed with the Company’s Registration Statement on Form S-1 (File No. 333-251767), filed with the Securities and Exchange Commission on December 28, 2020.
** Incorporated by reference to Exhibit 10.24 filed with the Company’s Registration Statement on Form S-1 (File No. 333-251767), filed with the Securities and Exchange Commission on January 12, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALTRICS INTERNATIONAL INC.

Dated: November 3, 2021	By:	/s/ Blake Tierney
	Name:	Blake Tierney
	Title:	General Counsel